U.S. SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.



                                    FORM 8-K

  Current Report pursuant to Section 13 of the Securities Exchange Act of 1934




                        Date of Report: October 27, 1999


                       TELEHUB COMMUNICATIONS CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

       Nevada                       333-61441                 36-413-6730
 (Jurisdiction of                 (Commission               (I.R.S. Employer
  incorporation)                  File Number)           Identification Number)

                                 CO-REGISTRANTS
                                 --------------
                      TeleHub Network Services Corporation
                        TeleHub Technologies Corporation
                           TeleHub Leasing Corporation
          (Exact Name of Co-Registrants as Specified in their Charters)
    Illinois                        333-61441                 36-406-6622
     Nevada                         333-61441                 36-421-3797
     Nevada                         333-61441                 36-335-3108
(Jurisdiction of                  (Commission               (I.R.S. Employer
 incorporation)                   File Number)           Identification Number)





                     John R. Lawson, Chief Financial Officer
                       TeleHub Communications Corporation
                        1175 Tri-State Parkway, Suite 250
                             Gurnee, Illinois 60031
                                 1 (800) TELEHUB
                (Address, including zip code, & telephone number,
                  of Registrants' principal executive offices)

Item 2.  Acquisition or Disposition of Assets

          TeleHub Communications Corporation, a Nevada corporation (the "Registrant"), has agreed to exchange the stock of its subsidiary, co-Registrant TeleHub Network Services Corporation ("TNS"), for stock of FDN, Inc. ("FDN"). On November 4, 1999, Registrant and FDN executed an Agreement and Plan of Share Exchange ("Plan") to transfer all TNS capital stock to FDN, Inc. ("FDN") in exchange for FDN capital stock. Upon completion of this transaction, Registrant would own approximately 40% of FDN's capital stock, subject to adjustment. Registrant decided to enter into the Plan because FDN has a complementary business plan and FDN will provide substantial working capital for continued operation of TNS's ATM network.

         Pending closing, FDN intends to supervise TNS's operations pursuant to a Management and Operating Agreement ("TNS Management Agreement"); this arrangement requires approval from the court ("Bankruptcy Court") supervising TNS's Bankruptcy Case (see Item 3 below). TNS has applied for the Bankruptcy Court's approval of the TNS Management Agreement.

         Closing of the Plan is subject to customary conditions, especially obtaining all regulatory approvals, receiving the consent of the holders of Registrant's 13.875 Senior Secured Notes due 2005 ("Bonds") and approval from the Bankruptcy Court. The Bond Indenture would require Registrant to redeem the Bonds if it sells TNS; since Registrant will not receive cash consideration in the Plan, Registrant will request the Bondholders to waive the redemption obligation. Closing would occur after the Bankruptcy Court approved the Plan.


Item 3.  Bankruptcy or Receivership

          On October 27, 1999 ("Petition Date"), co-Registrant TeleHub Network Services Corporation ("TNS") filed a voluntary petition ("Petition") for reorganization under the federal bankruptcy laws. In re TeleHub Network Services Corporation, No. 99-B-33272 (N.D. Ill., filed October 27, 1999) (the "Bankruptcy Case"). TNS is currently operating its business as debtor-in-possession pursuant to Bankruptcy Code sections 1107 and 1108 but has not yet filed a reorganization plan. The Bankruptcy Court approved a few preliminary matters but the Bankruptcy Case is still in the initial stages. Neither a trustee, receiver or creditors committee has been appointed. On November 5, 1999, TNS applied for Bankruptcy Court approval of the TNS Management Agreement.

         TNS's Petition constitutes a default under Section 6.1(8) of the Bond Indenture. Indenture section 6.2 further provides that the Bonds automatically became immediately due and payable when TNS filed the Petition. On the Petition Date, the aggregate accreted value of the Bonds was approximately $98.8 million. Registrant has not yet repaid the Bond's accreted value, which increases by approximately $37,000 per day, and reached approximately $99.3 million by November 10, 1999.

Item 5.  Other Events

            New Officers & Directors. Effective September 30, 1999, the following persons were appointed as the officers and directors for Registrant, TNS, co-Registrant TeleHub Technologies Corporation ("TTC") and co-Registrant TeleHub Leasing Corporation ("TLC"):

Registrant:  William W. Becker    Chairman, Director & Chief Executive Officer
             Oz Pedde             Director
             Carl Alu             President
             John R. Lawson       Chief Financial Officer, Treasurer & Secretary

TNS:         Terry Didardichuk    President & Director
             John R. Lawson       Chief Financial Officer, Treasurer & Secretary

TTC:         William W. Becker    Chairman, Director & Chief Executive Officer
             Oz Pedde             Director
             Carl Alu             President
             John R. Lawson       Chief Financial Officer, Treasurer & Secretary

TLC:         William W. Becker    Chairman, Director & Chief Executive Officer
             Oz Pedde             Director
             Carl Alu             President
             John R. Lawson       Chief Financial Officer, Treasurer & Secretary

The Registrant's and co-Registrants' former directors and officer orally informed the Company that their resignations did not result from disagreement over any matter relating to Registrant's or co-Registrant's operations, policies or practices.

         Termination of Network Operations. TNS's telecommunications network leased capacity from MCIWorldcom. The average monthly charges of approximately $3.5 million were purportedly secured by TNS's accounts receivables and related collateral. Partly due to problems with the adequacy and timeliness of MCIWorldcom's service, TNS could not provision sufficient customers onto its network to generate the revenue necessary to pay the amounts billed by
MCIWorldcom. At September 30, 1999, the outstanding amounts billed by MCIWorldcom had reached approximately $9.5 million, which TNS disputes. On September 30, 1999, TNS terminated the agreement with MCIWorldcom for cause; MCIWorldcom concurrently terminated service to TNS when TNS did not provide adequate assurances of its ability to pay the disputed balance. TNS accordingly ceased network operations on September 30, 1999.


Item 7.    Financial Statements and Exhibits
       (a) Financial Statements of Businesses Acquired.    None Required.
       (b) Pro Forma Financial Information.  Not Applicable.
       (c) Exhibits.  None

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                     TELEHUB COMMUNICATIONS CORPORATION
                                     TELEHUB NETWORK SERVICES CORPORATION
                                     TELEHUB TECHNOLOGIES CORPORATION
                                     TELEHUB LEASING CORPORATION


November 10, 1999                    By:    /s/ JOHN R. LAWSON
                                         ---------------------------------------
                                         John R. Lawson, Chief Financial Officer
                                         of each Registrant